Exhibit 99.1

GMXR

FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT

Alan Van Horn

Manager, Investor Relations

405.254.5839

GMX Resources Inc. Announces Completion of Borrowing Base Redetermination;

Banking Group Reaffirms Existing Borrowing Base and Amends Financial Covenants; 2011 CAPEX Reduced to $110 million; 30 Day Production Rate From First Long Lateral Haynesville/Bossier Horizontal Well; Finalized Rig Subleases and Completed a Record Number of Haynesville/Bossier Horizontal Wells in the Fourth Quarter

Oklahoma City, Oklahoma, Wednesday, December 22, 2010 GMX RESOURCES INC., NYSE: ‘GMXR’; today announced the Company’s bank syndicate, led by Capital One Bank, has reaffirmed the Company’s borrowing base at $130 million after completing their semi-annual redetermination of the borrowing base on the existing $250 million senior secured revolving credit facility.

In addition to reaffirming the borrowing base, the Total Net Debt to EBITDA financial covenant was amended and a new Senior Secured Debt to EBITDA financial covenant was added. The next redetermination is scheduled to be completed by the end of March 2011.

As mentioned above, the bank group modified the Total Net Debt to EBITDA financial covenant ratio to be as set forth below for the following periods:

• December 2010 through February 2011:	4.75 to 1.00

• March 2011 through August 2011:	4.60 to 1.00

• September 2011 through October 2011	4.40 to 1.00

For the period from November 2011 through Maturity, the Total Net Debt to EBITDA financial covenant returns to 4.00 to 1.00

Capital One Bank is the agent and the lending group includes BNP Paribas, BBVA Compass, Credit Suisse, US Bank and Bank of America Merrill Lynch.

2011 Capital Expenditure Guidance

Entering 2011, the Company’s CAPEX plan is based on utilizing a single H&P FlexRig 3™ drilling H/B Hz wells with an average lateral length of 6,460 feet, which will result in spending approximately $110 million in capital expenditures. The Company will continue to monitor market conditions to determine when and if to re-activate a second rig to its drilling program; the addition of a second rig in mid-year would increase capital expenditures by approximately $40 million.

Jim Merrill, GMXR Chief Financial Officer, said: “We are pleased with the outcome of the redetermination. We appreciate the support of our lenders who continue to provide the liquidity needed to fund our business plan. Anticipated operating cash flows, the liquidity under our current borrowing base, and the proceeds from our “At the Market” offering of our 9.25% Series B Cumulative Preferred Stock (NYSE: GMXR PR) will provide significant funding for our revised 2011 drilling program of $110 million. With the recent success of subleasing our contracted H&P FlexRigs, we have shown that we have the flexibility to modify our capital budget based upon available liquidity.”

Fourth Quarter Operational Update

The Company reports today the results of our first long lateral Haynesville/Bossier Hz well the Mia Austin #6H. The Mia Austin #6H has averaged 7,891 Mcf/day for the first 30 days of production. The Mia Austin #6H was completed with 14 frac stages with a perforated lateral length of 6,150 feet.

The Company also reports today the 90 day average production of 5,724 Mcf/day for the Blocker Ware #8H, 6,909 Mcf/day for the Mercer #11H, and 5,240 Mcf/day for the Verhalen F#1H. These three wells have an average lateral length of 4,650 feet.

During the fourth quarter, the Company has experienced improved availability of fracture stimulation service. As a result we have successfully completed seven new H/B Hz wells and an eighth well began fracture stimulation this week. The current production rate is approximately 65 MMcfe/day.

Due to our completion of five of the six wells in inventory at September 30, 2010 the Company projects its full year 2010 capital expenditures to range from $195 million to $200 million.

The Company previously announced that we had entered into negotiations to sublease two of our Helmerich & Payne (H&P) FlexRig 3™. The Company has entered into subleases of Rig #420 for six months beginning in mid January 2011 and Rig #384 will be re-subleased for 12 months beginning in the first quarter of 2011. These subleases are in addition to the sublease of Rig #417 that was subleased for the term of its contract in March 2010.

Michael J. Rohleder, President stated “Our fourth quarter activities were focused on increasing the liquidity available to the Company, demonstrating that our long lateral wells will deliver the results we expect and reducing the inventory of wells waiting for completion. Our banks have delivered on their commitment to continue to support our business plan with the borrowing base redetermination and related amendments. We have signed the subleases we previously announced and are now positioned to enter 2011 with only one rig drilling. We produced more gas in the fourth quarter than previously forecasted due to additional frac dates being made available to us. We will exit the year with three wells waiting on completion down from six at the beginning of the quarter. Service costs are beginning to show signs of retreat and we expect to be able to lower average completed well costs in 2011. We are extremely satisfied with the first 30 day results from our Mia Austin 6H which has a perforated lateral length of 6,150 feet. It is obviously very early in its life, but we believe this well should be representative of our expectations for 2011.”

GMXR is a ‘Pure Play’, E&P Company with operations in East Texas focused on Haynesville/Bossier (H/B) Horizontal Shale and Cotton Valley Sand (CVS) development. The Company believes multiple resource layers across the Company’s East Texas property base provide a robust inventory for high probability, repeatable, organic growth and contain 262 net H/B Hz undrilled locations and 1,092 net CVS un-drilled locations. A substantial portion of the Company’s leased acreage is contiguous, and the Company utilizes existing infrastructure throughout this property base. Visit www.gmxresources.com for more information on the Company.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. They include statements regarding the Company’s financing plans and objectives, drilling plans and objectives, related exploration and development costs, number and location of planned wells, reserve estimates and values, statements regarding the quality of the Company’s properties and potential reserve and production levels. These statements are based on certain assumptions and analysis made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes appropriate in the circumstances, including the assumption that there will be no material change in the operating environment for the Company’s properties. Such statements are subject to a number of risks, including but not limited to commodity price risks, drilling and production risks, risks relating to the Company’s ability to obtain financing for its planned activities, risks related to weather and unforeseen events, governmental regulatory risks and other risks, many of which are beyond the control of the Company. Reference is made to the Company’s reports filed with the Securities and Exchange Commission for a more detailed disclosure of the risks. For all these reasons, actual results or developments may differ materially from those projected in the forward-looking statements.